Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200976 on Form S-3 and in Registration Statements No. 333-188488, No. 333-176054, No. 333-158836 and No. 333-140652 on Form S-8 of our reports dated February 25, 2016, relating to the consolidated financial statements of National CineMedia, Inc. and subsidiary, and the effectiveness of National CineMedia, Inc. and subsidiary’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of National CineMedia, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 25, 2016